Execution Version

CONFIDENTIAL

ASSET SALE AGREEMENT

by and between

DAIRYLAND POWER COOPERATIVE

and

MADISON GAS AND ELECTRIC COMPANY

February 19, 2026

Page

-i-

(continued)

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-ii-

(continued)

Page

EXHIBITS:

Exhibit A Assumption Agreement

Exhibit B Bill of Sale

Exhibit C Joint Ownership Agreement

-iii-

ASSET SALE AGREEMENT

This Asset Sale Agreement (the “Agreement”), dated as of February 19, 2026 (the “Effective Date”), is made and entered into by and between Dairyland Power Cooperative, a Wisconsin cooperative association (“Seller”), and Madison Gas and Electric Company, a Wisconsin corporation (“Buyer”). Seller and Buyer are referred to individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns 100% of the RockGen Energy Center, a 503 MW simple cycle F-Class natural gas-fired electric generating facility located in Cambridge, Wisconsin, including interests in all systems, equipment, structures, facilities, and property ancillary thereto (the “Facility”);

WHEREAS, Seller currently operates the Facility and retains operational responsibility for the facility, including dispatch and market participation;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, an undivided thirty-three and four-tenths percentage (33.4%) ownership interest, as a tenant in common, in the Facility, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Seller desires to assign to Buyer, and Buyer desires to assume from Seller, the Assumed Liabilities, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
dEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.3(c)(ii).

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, and the Joint Ownership Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Assumption Agreement” means the Assumption Agreement between Seller and Buyer, in the form of Exhibit A hereto.

“Bill of Sale” means the Bill of Sale and Assignment Agreement, in the form of Exhibit B hereto.

“Business Books and Records” has the meaning set forth in Section 2.1(a)(vi).

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of Wisconsin are authorized by Law or other Governmental Order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule delivered by Buyer to Seller on the Effective Date.

“Buyer Indemnified Party” means Buyer and its Representatives.

“Buyer Material Adverse Effect” has the meaning set forth in Section 4.3(a).

“Buyer’s Percentage Interest” means thirty-three and four-tenths percent (33.4%).

“Buyer’s Required Regulatory Approvals” means, collectively, the declarations, filings and registrations with, notices to, and authorizations, consents and approvals of all Governmental Authorities necessary for Buyer to execute and deliver this Agreement and the Ancillary Agreements and for Buyer to consummate the transactions contemplated hereby and thereby and listed in Section 4.3(b) of the Buyer Disclosure Schedule.

“Claim” has the meaning set forth in Section 7.4(b).

“Claim Notice” means written notification of a Claim, specifying the nature of and basis for such Claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Claim, and such other information as the Indemnifying Party shall reasonably request.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Payment” has the meaning set forth in Section 2.3(b)(ii).

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” with respect to information provided by one Party to the other Party, has the meaning as set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement, dated March 26, 2024, between Seller and Madison Gas and Electric Company (on behalf of Buyer).

“Data Site” means the electronic documentation SharePoint site established by Seller in connection with the transactions contemplated by this Agreement and located at https://dairynet.sharepoint.com/sites/ProjectOdyssey/SitePages/CONFIDENTIAL---Project-Odyssey---Data-Room.aspx.

“Department of Justice” means the United States Department of Justice.

“Direct Claim” has the meaning set forth in Section 7.4(a).

“Easements” means, with respect to the RockGen Assets, the recorded easements, licenses and access rights granted by the appropriate party, including easements authorizing access, use, maintenance, construction, repair, replacement and other activities by the parties thereto.

“Effective Date” has the meaning set forth in the preamble.

“Emissions Allowances” means (a) any and all emissions allowances, credits, allocations, and offsets as those terms are defined or otherwise regulated in the Clean Air Act and any regulations and requirements promulgated thereunder, including Acid Rain requirements, the Cross State Air Pollution Rule, and any successor programs and amendments thereto, and (b) any other federal or state legislation and/or regulations with a similar purpose to create or otherwise provide for emissions allowances, credits, allocations, or offsets including carbon and/or greenhouse gas emissions, whether now in effect or promulgated after the Effective Date.

“Encumbrances” mean any mortgage, deed of trust, lien, pledge, charge, security interest, reservation, assignment, or hypothecation, whether arising by contract or under any applicable Law and whether or not filed, recorded or otherwise perfected or effective under any applicable Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Environment” means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.

“Environmental Claim” means any and all claims alleging in writing potential Liability, administrative or judicial actions, suits, orders, liens, written notices alleging in writing Liability, written notices of violation, investigations which have been disclosed in writing to Seller, written complaints received by Seller, written requests for information relating to the Release or threatened Release into the Environment of Hazardous Substances, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Governmental Authority based upon, alleging, asserting, or claiming in each case in writing any actual or potential (a) violation of, or Liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment of any Hazardous Substances at any location related to the RockGen Assets, including any off-Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent.

“Environmental Laws” means all Laws regarding pollution or protection of the Environment, the conservation and management of land, natural resources and wildlife or human health or the Occupational Safety and Health Act (only as it relates to Hazardous Substances), including Laws regarding Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. “Environmental Laws” include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) only as it relates to Hazardous Substances.

“Environmental Permit” means any federal, state or local Permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority under or in connection with any Environmental Law including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

“Estimated Adjustments” has the meaning set forth in Section 2.3(b)(ii).

“Estimated Allocation” has the meaning set forth in Section 2.3(c)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, including the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Facility” has the meaning set forth in the recitals hereto.

“Federal Power Act” means the United States Federal Power Act.

“Federal Trade Commission” means the United States Federal Trade Commission.

“FERC” means the United States Federal Energy Regulatory Commission.

“Final Determination” has the meaning set forth in section 1313(a) of the Code (or any similar provision of state or local Law).

“Final Order” means a written final order after all opportunities for rehearing are exhausted

(and all applicable appeal periods have expired) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired, and as to which all conditions to effectiveness prescribed therein or otherwise by Law or any other order of any Governmental Authority have been satisfied.

“Fuel” means all gas or oil fuel in any stage of production, processing, handling, transportation or storage, at the Facility or elsewhere, for use in the Facility and which is owned by Seller, or in which Seller has any right, title or interest, on the Closing Date.

“Fuel Contracts” means those contracts, agreements, commitments and understandings relating to the procurement of Fuel.

“Fuel Inventories” means Fuel inventories relating to the operation of the Facility located at, or in transit to, the Facility.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any United States federal, state or local, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means (a) any petroleum, asbestos, and urea formaldehyde foam insulation and transformers or other equipment that contains polychlorinated biphenyls; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or “hazardous air pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

“Indemnified Party” means any Person asserting a claim for indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Indemnity Notice” has the meaning set forth in Section 7.4(a).

“Independent Accounting Firm” means an independent accounting firm of national reputation that has not provided services to Seller, Buyer or their respective Affiliates during the two (2) years prior to its engagement pursuant to this Agreement and is mutually appointed by Seller and Buyer.

“Independent Appraiser” means an independent engineering firm or appraiser of national reputation that has not provided services to Seller, Buyer or their respective Affiliates during the two (2) years prior to its engagement pursuant to this Agreement and is mutually appointed by Seller and Buyer.

“Insurance Policies” means all insurance policies carried by Seller, or any of its Affiliates with respect to the ownership, operation or maintenance of the Facility, including all liability and property damage policies in respect thereof.

“Interim Period” has the meaning set forth in Section 5.1.

“IRS” means the United States Internal Revenue Service.

“Joint Ownership Agreement” means a Joint Ownership Agreement to be entered into by Seller and Buyer effective at the Closing with respect to the operation and maintenance of the Facility following Closing, subject to the terms and conditions set for the therein, in the form of Exhibit C hereto.

“Knowledge” means, with respect to any Person, the actual knowledge (after reasonable inquiry and investigation) of such Person or its officers or managers who are charged with responsibility for the particular function relating to the specific matter of the inquiry or knowledge such Person in such a position would reasonably be expected to have; provided that with respect to Seller (a) such inquiry and investigation shall be limited to the personnel of Seller identified on Schedule 1.1-K, and (b) Knowledge shall specifically exclude any information which Seller received from Buyer.

“Law” means all laws, rules, regulations, codes, statutes, ordinances, treaties, and/or Governmental Orders.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Loss” means any and all Liabilities, obligations, judgments, injunctions, charges, orders, decrees, rulings, damages, dues, fines, penalties, assessments, Taxes, deficiencies, amounts paid in settlement, losses and expenses (including interest, court costs, disbursements, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of any litigation or other proceedings or of any claim, default or assessment), arising out of any claim, complaint, demand, cause of action, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter, known or unknown.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is or would reasonably be expected to be materially adverse to or to have a material adverse effect, individually or in the aggregate, on the business, condition (financial or otherwise) or operations of the Facility, taken as a whole. Notwithstanding the foregoing, a “Material Adverse Effect” shall not include (i) any change (or changes taken together) generally affecting the electric generation industry as a whole, (ii) any change (or changes taken together) generally applicable to United States or global economic conditions; (iii) any change in any Law generally applicable to similarly situated Persons or changes to GAAP or, in each case, the enforcement, implementation or interpretation thereof, including any change in the design, pricing or rules (including rules, systems, procedures, guidelines or requirements promulgated or modified by MISO); (iv) any changes in general regulatory or political conditions; (v) strikes, work stoppages or other labor disputes affecting third parties other than Buyer or Seller; (vi) any change in the financial, banking, or securities markets or interest rates; (vii) any change or effect that is cured (including by the payment of money) before the Closing; (viii) any matter disclosed on any Schedule; (ix) the announcement or pendency of the transactions contemplated hereby or any actions to be taken pursuant to or in accordance with this Agreement consented to by Buyer; (x) any new generating facilities and their effect on pricing or transmission; or (xi) any change or effect resulting from the execution of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby or the public announcement hereof.

“MISO” means Midcontinent Independent Transmission System Operator, Inc.

“MISO/IMM” means MISO’s Independent Market Monitor.

“Non-Fuel Inventories” means materials, spare parts, consumable supplies, and other inventories relating to the operation of the Facility located at, or in transit to, the Facility and spare parts located off-Site.

“Party” has the meaning set forth in the preamble.

“Permits” means permits, licenses, registrations, certificates, franchises and other governmental authorizations, consents and approvals.

“Permitted Encumbrances” means: (a) acts or omissions of Buyer or any of its Affiliates that have created an Encumbrance as to the RockGen Assets; (b) liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith; (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business which secure unpaid obligations which are not yet delinquent; (d) zoning, entitlement, conservation restriction and other regulations imposed by Governmental Authorities; (e) easements, restrictions, covenants and other matters of record as of the Effective Date (other than those set forth on Schedule 1.1-PL); (f) Encumbrances arising in the ordinary course of business under workers’ compensation, unemployment insurance, social security, retirement or similar Laws except as may be related to failures to pay or delinquent payments by Seller; (g) Encumbrances on goods in transit incurred in the ordinary course of business pursuant to documentary letters of credit or shipper’s Encumbrances; (h) with respect to real property, all matters reflected in surveys, title commitments, title reports, proforma title policies, mineral rights reports or title opinions made available or delivered to Buyer (other than those set forth on Schedule 1.1-PL); (i) with respect to personal property, all matters of record reflected in a UCC lien and judgment search (other than those set forth on Schedule 1.1-PL); (j) any mineral or subsurface rights or interests affecting the Site; (k) rights reserved to or vested in any Governmental Authority to control or regulate, in whole or in part, the Facility or Site in any manner and all obligations and duties under all applicable Laws and Governmental Orders; (l) any restriction, including restrictions on transfer, liens or other matters arising from, permitted by, or required by, any law or governmental regulation relating to environmental matters.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, or governmental entity or any political subdivision, department or agency thereof.

“PFAS” means any perfluoro- and polyfluoroalkyl substances, including related substances and precursors thereto, including the substances listed in Schedule 1.1-PFAS.

“PFAS Liability” means any and all claims, damages, assessments, costs, fees, fines, penalties, liabilities, or obligations of any nature arising out of or related to the Release of PFAS in or around the Facility.

“PFAS Mitigation Proceeds” means any proceeds or amounts received by either or both Parties in connection with the presence of PFAS in or around the Facility from indemnification claims made by Seller against prior owners of the Facility or claims made by any Party against available insurance or credit support related thereto.

“Post-Closing Adjustment” has the meaning set forth in Section 2.3(b)(iii).

“Post-Closing Statement” has the meaning set forth in Section 2.3(b)(iii).

“Post-Closing Taxes” means all Taxes relating to the RockGen Assets or the Assumed Liabilities for any period (or portion thereof) beginning on or after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending prior to the Closing Date.

“Project Debt” means any indebtedness in respect of borrowed moneys incurred by Seller or any Affiliate of Seller for the purposes of financing their acquisition of any of the RockGen Assets or the Facility.

“Proposed Post-Closing Adjustment” has the meaning set forth in Section 2.3(b)(iii).

“Prudent Utility Practices” means any of the practices, methods and activities engaged in or generally accepted by a significant portion of the electric utility industry in the United States of America as good, responsible and efficient practices applicable to electric generating facilities of similar design, location, size and capacity as the Facility or any of the practices, methods or activities which, in the exercise of reasonable and sound judgment by a prudent electric generating facility operator in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable Laws including Laws relating to the protection of public health and safety. “Prudent Utility Practices” is not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry in the United States during the relevant time period that meet the requirements of the preceding sentence having due regard for, among other things, manufacturers’ warranties, contractual obligations, the requirements or guidance of any Governmental Authority, applicable Law, applicable NERC reliability requirements and the requirements of applicable insurance policies.

“PSCW” means the Public Service Commission of Wisconsin or any successor agency thereto.

“PSCW Filing Date” means the date that the Parties submit the joint filing described in Section 5.6(a) to the PSCW for approval of the transactions contemplated by this Agreement.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Real Property” has the meaning set forth in Section 2.1(a)(i).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment or within any building, structure, facility or fixture; provided, however, that “Release” shall not include any release that is in compliance with or otherwise permitted under applicable Environmental Laws or Environmental Permits.

“Representatives” of a Party means the Party and its Affiliates and their respective directors, officers, employees, agents, partners, advisors (including accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling Persons.

“RockGen Asset ZRCs” has the meaning set forth in Section 2.8.

“RockGen Assets” has the meaning set forth in Section 2.1(a). For purposes of clarification this definition includes Buyer’s Percentage Interest in the Facility and the Site, including Buyer’s Percentage Interest in all of the Facility’s output, capacity, energy and ancillary services (excluding any Excluded Assets).

“RockGen Energy Center” has the meaning set forth in the recitals.

“RUS” mean the United States Department of Agriculture’s Rural Utilities Service.

“RUS Loan Contract” means Sixth Amended and Restated Loan Agreement, dated as of October 1, 2024, by and between Seller and the United States of America, acting by and through the Administrator of the RUS.

“Seasonal Accredited Capacity” or “SAC” has the meaning set forth in the MISO Open Access Transmission and Energy Markets Tariff (as amended from time to time).

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule delivered by Seller to Buyer on the Effective Date.

“Seller Indemnified Party” means Seller and its Representatives.

“Seller Insurance Policies” has the meaning set forth in Section 3.12.

“Seller’s Agreements” means, collectively, (i) the contracts, agreements, arrangements, licenses and leases of any nature to which, as of the Effective Date, Seller is a party or by or to which RockGen Assets is bound or subject, and (ii) those contracts, agreements, arrangements, licenses and leases of any nature entered into by Seller on or after the Effective Date, in each case, relating to the ownership, lease, maintenance or operation of the Facility.

“Seller’s Indenture” means that certain Indenture of Mortgage, Security Agreement and Financing Statement, dated as of September 13, 2011, between Seller and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of January 18, 2013, by the Second Supplemental Indenture, dated as of June 1, 2013, by the Third Supplemental Indenture, dated as of December 1, 2013, by the Fourth Supplemental Indenture, dated as of June 16, 2016, by the Fifth Supplemental Indenture, dated as of November 1, 2016, by the Sixth Supplemental Indenture, dated as of January 24, 2019, by the Seventh Supplemental Indenture, dated as of September 9, 2019, by the Eighth Supplemental Indenture, dated as of April 28, 2022, by the Ninth Supplemental Indenture, dated as of May 10, 2022, and by the Tenth Supplemental Indenture dated of October 1, 2024.

“Seller’s Required Regulatory Approvals” means, collectively, the declarations, filings and registrations with, notices to, and authorizations, consents and approvals of all Governmental Authorities necessary for Seller to execute and deliver this Agreement and the Ancillary Agreements and for Seller to consummate the transactions contemplated hereby and thereby and listed in Section 3.3(b) of the Seller Disclosure Schedule.

“Site” means the real property on which the Facility is located in Cambridge, Wisconsin, including all surface and subsurface elements, improvements, structures, and systems associated with the facility. Any references to items “at the Site” shall include all items at, in, on, upon, over, across, under, and within such real property to the extent of Seller’s undivided ownership interest therein.

“Tangible Personal Property” has the meaning set forth in Section 2.1(a)(iii).

“Tax” means, all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes imposed by any Governmental Authority, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be filed with any Governmental Authority with respect to Taxes including amendments thereto, including any information return filed by a tax exempt organization.

“Transferable Permits” means, if applicable, those Permits and Environmental Permits related to the ownership and operation of the RockGen Energy Center held by Seller, which are required to be transferred from Seller to Buyer in order for Buyer to own and operate the RockGen Assets in compliance with Law, and substantially in the same manner as they have been owned and operated prior to the Effective Date, which are transferable to Buyer without application to, a filing with, notice to, consent or approval of any Governmental Authority.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges as levied by any Governmental Authority in connection with the transactions contemplated by this Agreement, including any payments made in lieu of any such Taxes or governmental charges which become payable in connection with the transactions contemplated by this Agreement.

“Zonal Resource Credit” or “ZRC” has the meaning set forth in the MISO Open Access Transmission and Energy Markets Tariff (as amended from time to time).

Section 1.2 Terms Generally. Unless otherwise required by the context in which any term appears:

(a) Capitalized terms used in this Agreement shall have the meanings specified in this Article.

(b) The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(c) References to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to articles, sections, schedules or exhibits of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(d) The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include”, “includes” or “including” shall mean “including, without limitation.”

(e) The term “day” shall mean a calendar day, commencing at 12:00 a.m. (Central Time). The term “week” shall mean any seven consecutive day period commencing on a Sunday, and the term “month” shall mean a calendar month; provided, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(f) All references to a particular entity shall include such entity’s successors and permitted assigns unless otherwise specifically provided herein.

(g) All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

(h) Whenever this Agreement states that any document has been “delivered” or “made available,” unless otherwise expressly provided herein (including with respect to delivery of documents and instruments to consummate the Closing), that means the document was available in the Data Site prior to the Effective Date.

ARTICLE II
PURCHASE AND SALE

Section 2.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, assume and accept from Seller free and clear of any Encumbrances (except for Permitted Encumbrances), Buyer’s Percentage Interest in and to all of the property and assets (real, personal or mixed, tangible and intangible, of every kind and description) located on the Site and related to, used, available for use, or held for use in connection with the receipt, ownership, operation and maintenance of the Facility, other than the Excluded Assets (Buyer’s Percentage Interest in the property and assets to be purchased by Buyer being referred to as the “RockGen Assets”), including, without limitation, Buyer’s Percentage Interest in:

(i) Seller’s ownership interest in the Site, together with Seller’s ownership interest in the Facility, including in all buildings, facilities, fixtures and other improvements thereon and all Seller’s rights arising out of the ownership thereof or appurtenances thereto, the Easements, and including all other related easements and rights of ingress and egress and the water intake and discharge structures to the extent such may be deemed real property (collectively, the “Real Property”);

(ii) Seller’s ownership interest in all Fuel Inventories and Non-Fuel Inventories, as listed on the attached Schedule 2.1(a)(ii) on the Closing Date, wherever located, and relating to the operation of the Facility at any time;

(iii) Seller’s ownership interest in any and all machinery, mobile or otherwise, equipment (including computer hardware and software and transferable rights thereto and communications equipment), vehicles, tools, spare parts, materials, works in progress, furniture and furnishings and other items of personal property located on the Site or used primarily in connection with the ownership, maintenance or operation of the Facility, including the items of personal property listed on Schedule 2.1(a)(iii) (collectively, the “Tangible Personal Property”);

(iv) Subject to Section 5.4(c), Seller’s ownership interest in all rights under the Fuel Contracts and the Seller’s Agreements, as listed on the attached Schedule 2.1(a)(iv);

(v) Seller’s ownership interest in all Transferable Permits, as listed on the attached Schedule 2.1(a)(v);

(vi) Seller’s ownership interest in all books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating exclusively to the design, construction, licensing or operation of the Facility, operating, safety and maintenance manuals, inspection reports, environmental assessments, environment reports made to Governmental Authorities and records maintained in compliance with Environmental Laws and regulations, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, relating exclusively to the Facility, whether existing in hard copy or magnetic or electronic form (collectively, the “Business Books and Records”);

(vii) Seller’s ownership interest in all unexpired, transferable warranties and guarantees from third parties with respect to any item of Real Property or Tangible Personal Property;

(viii) Seller’s ownership interest in the name “RockGen Energy Center”, or “RockGen” as used as a designation attached to or associated with the Facility and any derivative tradenames, trademarks, servicemarks, or logos;

(ix) Seller’s ownership interest in all meters located at the Site substation and exclusively used in connection with providing station power service to the Facility;

(x) Seller’s ownership interest subject to Buyer’s obligations under Section 7.2(a), in the rights in and to any causes of action, claims (including rights under Insurance Policies to proceeds thereunder paid after the Closing Date with respect to periods after the Closing Date) and defenses against third parties (including indemnification and contribution) relating to (A) any Assumed Liabilities, (B) any Real Property or Tangible Personal Property, Permits, Taxes, the Seller’s Agreements, the Non-Material Contracts, or Fuel Contracts, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the RockGen Assets (including the Facility and the Site), but only to the extent relating to any period after the Closing, all as listed on the attached Schedule 2.1(a)(x), or (C) any PFAS Mitigation Proceeds (including any rights to contribution, indemnification, insurance coverage, or other financial assurances relating thereto arising from or relating to the acquisition of the Facility by Seller from Rockgen Energy, LLC, including, without limitation, any insurance policy acquired by Rockgen Energy, LLC’s parent company, Lotus Infrastructure); and

(xi) (A) All existing Emissions Allowances allocated specifically to the RockGen Energy Center on the Closing Date and (B) all Emissions Allowances that may be allocated, following the Closing, to the RockGen Energy Center as a unit emitting such gases, but only the extent applicable to the period following the Closing. At Closing, a Schedule 2.1(a)(xi) shall be added to the Disclosure Schedules listing all existing Emissions Allowances under (A), above.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase and accept, and the RockGen Assets shall not include, any of the following assets (the “Excluded Assets”):

(i) The rights of Seller and its Affiliates to the names “Dairyland Power Cooperative” or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;

(ii) Other than the rights provided for in Section 2.1(a)(x), Seller’s undivided ownership interest in the rights in and to any causes of action, claims and defenses against third parties (including indemnification and contribution) arising out of or relating to (A) the Excluded Assets and (B) the Excluded Liabilities.

(iii) To the extent not otherwise provided for in this Section 2.1(b), any refund or credit (A) related to Taxes paid by Seller with respect to periods (or portions thereof) that end on or prior to the Closing Date in respect of the RockGen Assets, whether such refund is received as a payment or as a credit against future Taxes, or (B) to the extent of Seller’s undivided ownership interest, arising under any agreement which is part of the RockGen Assets and relating to the Excluded Assets or the Excluded Liabilities;

(iv) All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating exclusively to the design, construction, licensing or operation of the Facility, operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, to the extent relating to the Excluded Assets or the Excluded Liabilities, whether existing in hard copy or magnetic or electronic form, provided that to the extent required for Buyer to obtain the full value and use of the assets described in Section 2.1(a)(vi), Seller, at closing, shall grant a fully paid, irrevocable, non-exclusive license to the use of all of the foregoing, including provision of a full copy of and reasonable access to the same;

(v) The minute books from meetings of the board of directors and stockholder of Seller, the stock records and corporate seal of Seller and the Tax Returns and records relating to Taxes of Seller;

(vi) All rights of Seller under this Agreement and the Ancillary Agreements;

(vii) (A) Seller’s ownership interest in all Emissions Allowances, except those respecting greenhouse gases, that relate to the capacity or operation of the Facility prior to the Closing Date and (B) Seller’s share for the period of the year prior to the date of Closing and all prior years, of any Emissions Allowances respecting greenhouse gases that are allocated, prior to the Closing, to the Facility as a unit emitting such gases based, in whole or in part, on (1) emissions from the Facility, (2) electrical generating activities at the Facility, (3) other activity relating to the Facility’s burning of Fuel or (4) any combination of the above, in any such case, that occurred based on generation occurring prior to the Closing, which authorized and are required to emit a greenhouse gas or greenhouse gases in the year of the Closing and prior years;

(viii) The assets and properties listed on Schedule 2.1(b); and

(ix) All other assets and properties of every kind and description and located off-Site owned or held for use by Seller and its Affiliates and not primarily used in, or primarily related to, the ownership, operation or maintenance of the Facility.

Section 2.2 Assumption and Exclusion of Liabilities.

(a) Assumed Liabilities. Except as expressly provided in Section 2.2(b), upon the terms and subject to the conditions set forth in this Agreement, Buyer shall, on the Closing Date, assume, agree to pay, perform and discharge when due all of the Liabilities of Seller relating to the RockGen Assets, including the Liabilities set forth below in this Section 2.2(a) (the “Assumed Liabilities”), it being understood and agreed that Buyer’s obligation shall only relate to Buyer’s Percentage Interest of the amount of such Liabilities and under no circumstances shall Buyer’s obligation with respect to any Liabilities, including taxes, of Seller exceed Buyer’s Percentage Interest of the same:

(i) All Liabilities arising on or after the Closing Date with respect to the ownership, operation, use or maintenance of the RockGen Assets on or after the Closing Date, and all Liabilities arising on or after the Closing Date under the Seller’s Agreements, the Fuel Contracts, and the Transferable Permits in accordance with the terms thereof, including all Liabilities arising on or after the Closing Date relating to the contracts, licenses, agreements and personal property leases entered into with respect to the RockGen Assets after the Effective Date consistent with the terms of this Agreement, except to the extent such Liabilities, but for a breach or default by Seller or a related waiver or extension, would have been paid, performed or otherwise discharged on or prior to the Closing or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or the passage of time would constitute a default by Seller;

(ii) All Liabilities under or related to Environmental Laws, Environmental Permits or the common law with respect to the Site, including all Liabilities for the off-Site transportation, off-Site disposal, off-Site storage, off-Site Release of Hazardous Substances related to the ownership, operation, use or maintenance of the RockGen Assets, but solely to the extent arising from the ownership, operation, use or maintenance of the RockGen Assets after the Closing Date (except as described in clause (iii) and Section 2.2(b)(iv)) below;

(iii) All PFAS Liability to the extent such PFAS Liability exceeds any available PFAS Mitigation Proceeds;

(iv) All Liabilities associated with or arising from the RockGen Assets in respect of Taxes with respect to the ownership, operation, use or maintenance of the RockGen Assets after the Closing Date for which Buyer is liable pursuant to Sections 2.4 or 5.7;

(v) With respect to the RockGen Assets, all Liabilities for any Taxes that may be imposed by any Governmental Authority on the ownership, sale, operation or use of the RockGen Assets on or after the Closing Date or that relates to or arises from the RockGen Assets with respect to taxable periods (or portions thereof) beginning on or after the

Closing Date (except for any Taxes imposed upon Seller arising from the sale of the RockGen Assets, any Taxes attributable to income actually received and retained by Seller and any Taxes imposed upon Seller under Section 5.7); and

(vi) Buyer’s Percentage Interest of Liabilities to retire the Facility and the Site (including with respect to decommissioning and removal) and to return the Site to conditions as required by any Governmental Authority.

(b) Excluded Liabilities. Notwithstanding any provision hereof to the contrary, Buyer shall not assume, satisfy, perform or be liable for any of the following Liabilities of Seller (the “Excluded Liabilities”):

(i) Any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller which are not RockGen Assets or any Liabilities of Seller or its Affiliates with respect to Project Debt;

(ii) Any Liabilities of Seller for Taxes attributable to the ownership, sale, operation, maintenance or use of the RockGen Assets for Pre-Closing Tax Periods, except for Taxes for which Buyer is liable pursuant to Sections 2.4 or 5.7 hereof;

(iii) Except as otherwise expressly provided herein, Liabilities of Seller to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby; and

(iv) Any Liabilities of Seller or Liabilities associated with or related to operation and/or ownership of the Facility and Site prior to the Closing except (x) the Liabilities as expressly provided for in Section 2.2(a)(iii), (y) for Liabilities (including investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, penalties or compliance obligations) arising under Environmental Laws or Environmental Permits, and (z) as expressly provided elsewhere herein.

Section 2.3 Purchase Price; Purchase Price Adjustment; Allocation of Purchase Price.

(a) Payment of Purchase Price. Buyer shall pay to Seller in consideration for the RockGen Assets an amount equal $201,600,000.00 (based upon $1,200 per kW of nameplate capacity of the Facility) (the “Purchase Price”), subject to adjustment pursuant to Section 2.3(b), by wire transfer of immediately available funds to an account or accounts designated by Seller, at the Closing as provided in Section 2.7.

(b) Purchase Price Adjustment.

(i) At the Closing, the Purchase Price shall be adjusted, without duplication, to account for the items prorated as of the Closing Date pursuant to Section 2.4.

(ii) No less than fifteen (15) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer an estimated closing statement (the “Estimated Closing Statement”) that shall set forth Buyer’s estimate of all estimated adjustments to the Purchase Price required by Section 2.3(b)(i) (the “Estimated Adjustments”). Seller shall cooperate with Buyer and provide Buyer and its Representatives reasonable access to all information used to calculate the Estimated Adjustments. Within seven (7) Business Days after the delivery of the Estimated Closing Statement by Seller to Buyer, Buyer may object in good faith to any Estimated Adjustment in writing, setting forth in detail a description of the basis for the objection and the amount of the Estimated Adjustments to which Buyer is objecting. If Buyer objects to an Estimated Adjustment, the Parties shall attempt to resolve their differences by negotiation. If and to the extent the Parties are able to do so prior to the Closing Date (or if Buyer does not object to any of the Estimated Adjustments), the Purchase Price shall be adjusted for the Closing by the amount of the Estimated Adjustments not in dispute. The Purchase Price, as so adjusted at Closing by the undisputed Estimated Adjustments, is referred to herein as the “Closing Payment.” The Closing Payment shall be paid by Buyer to Seller at the Closing. The disputed Estimated Adjustments shall be resolved in accordance with the provisions of Section 2.3(b)(iii) and paid as part of any Post-Closing Adjustment to the extent required by Section 2.3(b)(iii). Failure by Buyer to object to any Estimated Adjustment under this Section 2.3(b)(ii) shall not impact Buyer’s ability to object to such adjustment pursuant to Section 2.3(b)(iii), below.

(iii) Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a final closing statement (the “Post-Closing Statement”) that shall set forth all adjustments to the Purchase Price required by Section 2.3(b)(i) and any disputed Estimated Adjustments pursuant to Section 2.3(b)(ii) (the “Proposed Post-Closing Adjustment”). Within sixty (60) days after the delivery of the Post-Closing Statement by Seller to Buyer, Buyer may object to the Proposed Post-Closing Adjustment in writing, setting forth in detail a description of the basis for the objection and the amount of the Proposed Post-Closing Adjustment to which Buyer is objecting. Seller and Buyer agree to cooperate with one another to provide one another with the information used to prepare the Post-Closing Statement and information relating thereto. If Buyer objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days after any objection by Buyer, the Parties shall appoint the

Independent Accounting Firm, which shall review the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days after such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall make findings only with respect to the remaining disputes so submitted to it (and not by independent review). Neither party shall have any ex parte communications with the Independent Accounting Firm until the Independent Accounting Firm issues its final determination. The fees, costs and expenses of the Independent Accounting Firm shall be borne by the Party which in the conclusive judgment of the Independent Accounting Firm is not the prevailing Party, or if such Independent Accounting Firm determines that neither Buyer nor Seller could be fairly found to be the prevailing Party, then such fees, costs and expenses shall be borne by Buyer and Seller ratably, in inverse proportion, according to the percentage of the amount in dispute awarded to such Party. The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination of the appropriate adjustment (the “Post-Closing Adjustment”) by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party no later than five (5) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

(iv) The Post-Closing Statement shall be prepared and adjusted pursuant to this Section 2.3 to avoid duplication of any items.

(c) Allocation of Purchase Price.

(i) At least forty-five (45) days prior to the Closing Date, Seller shall have prepared an initial draft of, and Buyer and Seller shall jointly agree to, an estimated allocation among the RockGen Assets of the sum of the Purchase Price and the Assumed Liabilities that is consistent with the allocation methodology provided by Section 1060 of the Code and the regulations promulgated thereunder (the “Estimated Allocation”); provided, however, that if Buyer and Seller cannot mutually agree on an Estimated Allocation by such date, then the dispute between Buyer and Seller shall be decided by the Independent Appraiser whose decision as to the disputed item shall be final and binding upon Buyer and Seller.

(ii) Within ninety (90) days prior to the extended due date for Tax Returns for the taxable year in which the Closing occurs, Buyer and Seller shall jointly agree to an allocation among the RockGen Assets of the sum of the Purchase Price (including any adjustments thereto) and the Assumed Liabilities (together with any other relevant items) that is consistent with the allocation methodology provided by Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”); provided, however, that if Buyer and Seller cannot mutually agree on an Allocation by such date then the dispute between Buyer and Seller shall be decided by the Independent Appraiser whose decision as to the disputed item shall be final and binding upon Buyer and Seller.

(iii) Except to the extent required to comply with a Final Determination, Buyer and Seller (to the extent Seller is required to make any such reports) shall report the transactions contemplated by this Agreement for all Tax purposes in a manner consistent with the Allocation. Buyer and Seller shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with the Allocation without the consent of the other Party. To the extent such filings are required, Buyer and Seller agree to file IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) (as agreed to or finally determined hereunder), and all federal, state, local and foreign Tax Returns, in accordance with the Allocation. Subsequent to the preparation of the Estimated Allocation and the Allocation as provided in Sections 2.3(c)(i) and Section 2.3(c)(ii), respectively, Buyer and Seller agree to provide the other with any information required to complete IRS Form 8594 within ten (10) days of the request for such information. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding relating to Taxes regarding the allocation of the Purchase Price pursuant to this Section 2.3(c). Buyer and Seller shall treat the transaction contemplated by this Agreement as the acquisition by Buyer of a trade or business for United States federal income Tax purposes and agree that no portion of the consideration shall be treated in whole or in part as the payment for services or future services.

Section 2.4 Proration.

(a) Buyer and Seller agree that all of the items that will be customarily prorated pursuant to the Joint Ownership Agreement, including those listed below (but not including Income Taxes and Transfer Taxes), relating to the business and operation of the RockGen Assets shall be prorated as of the Closing Date. Seller shall be liable for such items to the extent they relate to any time period prior to the Closing Date, and Buyer shall be liable, solely as it relates to the RockGen Assets, to the extent such items relate to periods commencing on and after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

(i) Taxes, assessments and other charges, if any, relating to the ownership, use or business of the RockGen Assets;

(ii) any prepaid expenses (including security deposits) relating to the RockGen Assets;

(iii) rent, Taxes and all other items (including prepaid services or goods not included in Non-Fuel Inventories) payable by or to Seller under any of Seller’s Agreements;

(iv) Any Permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

(v) Sewer rents and charges for water, telephone, electricity and other utilities;

(vi) Fees or charges (other than Taxes, fines or penalties) imposed by any Governmental Authority; and

(vii) Insurance premiums with respect to the Insurance Policies.

(b) Notwithstanding any other provision of this Agreement, a Tax in the form of interest or penalties shall be allocated (i) to Seller (whether such Taxes accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by Seller to timely pay a Tax for any Pre-Closing Tax Period or failure by Seller to timely file a Tax Return for any Pre-Closing Tax Period and (ii) to Buyer (whether such Taxes accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by Buyer to timely pay a Post-Closing Tax or failure by Buyer to timely file a Tax Return. In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Prorations measured by calendar days shall be based on the number of days in a year or other appropriate period (i) before the Closing Date and (ii) including and after the Closing Date. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.4. Any prorations will be made so as to avoid duplication of any items.

(c) To the extent that the proration of a Tax under this Section 2.4 allocates such Tax to a Pre-Closing Tax Period, such Tax shall constitute an Excluded Liability. To the extent that the proration of a Tax under this Section 2.4 allocates such Tax to a period (or portion thereof) ending on or after the Closing Date, such Tax shall constitute an Assumed Liability.

Section 2.5 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the RockGen Assets contemplated hereby shall take place remotely via the electronic exchange of documents and signature pages (the “Closing”), on a date and time agreed to by Seller and Buyer in writing within a reasonable time following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI and subject to the rights of the parties under Section 8.1(c) (the day on which the Closing takes place being, the “Closing Date”). The Closing shall be effective for all purposes as of 12:01 a.m., Central Time on the Closing Date.

Section 2.6 Closing Deliveries by Seller. At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

(a) All Ancillary Agreements duly executed by Seller, as applicable;

(b) Copies of Seller’s Required Regulatory Approvals;

(c) Copies, certified by the Secretary or any Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

(d) A certificate of active status with respect to Seller, issued by the Wisconsin Department of Financial Institutions;

(e) Contract assignments, if any, to Buyer for each of the Seller’s Agreements;

(f) Transferable Permits, if any, duly transferred to Buyer

(g) Copies of those Transferable Permits, if any, and Seller’s Agreements, if any;

(h) Copies of all consents and approvals required to be obtained, made, or delivered (as applicable) by Seller in connection with the transactions contemplated under this Agreement;

(i) A certificate of an authorized officer of Seller which shall identify by name and title and bear the signature of the officers of Seller authorized to execute and deliver this Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto; and

(j) Such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or the Ancillary Agreements or otherwise reasonably required in connection herewith or therewith, including all such other instruments of sale, transfer, conveyance, assignment or assumption and release of liens as Buyer or its counsel may reasonably request in connection with the sale and transfer of the RockGen Assets or the transactions contemplated hereby.

Section 2.7 Closing Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

(a) The Closing Payment;

(b) All Ancillary Agreements duly executed by Buyer, as applicable;

(c) Copies of Buyer’s Required Regulatory Approvals;

(d) Copies, certified by the Secretary or any Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, and all of the agreements and instruments to be executed and delivered by Buyer in connection herewith, and the consummation of the transactions contemplated hereby;

(e) A certificate of active status with respect to Buyer, issued by the Wisconsin Department of Financial Institutions;

(f) a certificate of an authorized officer of Buyer which shall identify by name and title and bear the signature of the officers of Buyer authorized to execute and deliver this Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto; and

(g) such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or the Ancillary Agreements or otherwise reasonably required in connection herewith or therewith, including all such other instruments of sale, transfer, conveyance, assignment or assumption as Seller may reasonably request in connection with the sale and transfer of the RockGen Assets or the transactions contemplated hereby.

Section 2.8 Capacity Allocation. At all times prior to Closing, Seller shall be the sole and exclusive owner of all of the Seasonal Accredited Capacity and associated Zonal Resource Credits assigned to the RockGen Assets (“RockGen Asset ZRCs”). At all times after Closing, Buyer shall be the sole and exclusive owner of the RockGen Asset ZRCs. Seller shall transfer to Buyer the RockGen Asset ZRCs following Closing pursuant to the Joint Ownership Agreement; provided that, with respect to the Planning Year (as defined in the MISO Open Access Transmission and Energy Markets Tariff (as amended from time to time)) in which the Closing occurs, Seller shall provide Buyer with its share of the net proceeds of the applicable RockGen Asset ZRCs as described in Section 2.01(b) of the Joint Ownership Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that all of the following are true and correct as of the Effective Date, except as set forth in the Seller Disclosure Schedule:

Section 3.1 Organization. Seller is a cooperative association duly organized, validly existing and in active status under the Laws of the State of Wisconsin and has all requisite cooperative power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

Section 3.2 Authority Relative to this Agreement. Seller has full cooperative power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary cooperative action required on the part of Seller and no other cooperative proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and at the Closing, the Ancillary Agreements will be duly and validly executed and delivered by Seller, and assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyer and subject to the receipt of Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals, this Agreement and the Ancillary Agreements constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and to general principals of equity (whether considered in a proceeding at law or in equity).

Section 3.3 Consents and Approvals; No Violation.

(a) Subject to the receipt of the third-party consents set forth on Section 3.3(a) of the Seller Disclosure Schedule and the Seller’s Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in the breach or violation of any provision of the Articles of Incorporation or Bylaws of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller, or any of the RockGen Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (iii) constitute violations of any Law applicable to Seller, or any of its assets.

(b) Except for the Seller’s Required Regulatory Approvals set forth on Section 3.3(b) of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not prevent Seller from performing its material obligations hereunder, or (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or the result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

Section 3.4 Title and Related Matters. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, Seller has good and valid title to the RockGen Assets free and clear of all Encumbrances, except Permitted Encumbrances.

Section 3.5 Certain Contracts and Arrangements. Except for Seller’s interests in and rights under (i) the Seller’s Agreements, (ii) the Fuel Contracts (to the extent any such interests and rights exist), (iii) contracts, agreements, personal property leases, commitments, understandings or instruments in which all obligations of Seller will be fully performed or terminated prior to the Closing Date, (iv) the Non-Material Contracts (to the extent any such interests and rights exist), and (v) the Ancillary Agreements, Seller is not, as of the Effective Date, a party to any written contract, agreement, personal property lease, commitment, understanding or instrument, which would be a material RockGen Asset.

Section 3.6 Legal Proceedings. As of the Effective Date, there are no claims, actions, proceedings or investigations to which Seller is a named party pending against Seller or threatened in a writing received by and against Seller before any arbitrator, mediator or Governmental Authority which would prohibit the performance by Seller of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Seller is not subject to any outstanding Governmental Orders with respect to the RockGen Assets which would, individually or in the aggregate, prevent Seller from performing its material obligations hereunder. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened in a writing received by and against Seller, nor are any of such proceedings contemplated by Seller.

Section 3.7 Regulation as a Utility. Except with respect to applicable local tax and zoning Laws, Seller is not, as a result of its ownership of the RockGen Assets, subject to regulation as a public utility or public service company (or similar designation) by any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

Section 3.8 Tax Matters. Except as set forth on Section 3.8 of the Seller Disclosure Schedule, with respect to the RockGen Assets, (i) all Tax Returns of Seller required to be filed for taxable periods ended prior to the Closing Date regarding the ownership, use or operation of the RockGen Assets have been filed, (ii) all Taxes shown to be due on such Tax Returns have been paid, except where such Taxes are being contested in good faith through appropriate proceedings, and (iii) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension with respect to a Tax assessment or deficiency in connection with the RockGen Assets or entered into any agreement with any Governmental Authority concerning Tax assessments against the RockGen Assets or the payment of any Taxes assessed against the RockGen Assets. No written notice of audit, deficiency or assessment has been received from any taxing authority with respect to any liabilities for Taxes of Seller in respect of the RockGen Assets that has not been fully paid or finally settled that would result in a Liability or obligation for Taxes imposed on Buyer, or any of its Affiliates, or an Encumbrance on the RockGen Assets. There are no Encumbrances for Taxes of Seller upon the RockGen Assets, except for Permitted Encumbrances. Notwithstanding anything else to the contrary in this Agreement, Buyer shall not be entitled to rely upon any representation or warranty herein to determine the jurisdictions in which it or any of its Affiliates is required to file Tax Returns with respect to the RockGen Assets after the Closing.

Section 3.9 Absence of Material Adverse Effect. Since January 1, 2024, except as set forth in Section 3.9 of the Seller Disclosure Schedule, to Seller’s Knowledge there has not occurred any Material Adverse Effect.

Section 3.10 Environmental Matters. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule, (a) Seller has not violated, is in violation of, or has received any written notice, written or otherwise, from any Governmental Authority that it is not in compliance with, Environmental Laws with respect to the RockGen Assets; (b) there are no Environmental Claims that have been made arising from or relating to the ownership, operation or environmental condition of the RockGen Assets; (c) there are no underground storage tanks, active or abandoned, polychlorinated-biphenyl containing equipment, or asbestos- containing material located at the RockGen Assets; (d) except for the PFAS Liability, there are no Environmental Claims relating to or with respect to any of the RockGen Assets; (e) Seller has not Released, and to Seller’s Knowledge there has been no Release of, Hazardous Substances at or affecting the RockGen Assets, and, to Seller’s Knowledge there is no condition of contamination by Hazardous Substances, at or affecting the RockGen Assets; and (f) there have been no claims made by Seller against comprehensive general liability insurance carriers for any Loss resulting from, relating to or arising from Environmental Claims; All final environmental audits, assessments, and reports bearing upon compliance with, or Liability under, Environmental Laws regarding the RockGen Assets (including estimates of costs to maintain compliance with Environmental Laws) conducted by, or on behalf of Seller, or which are in the possession or control of Seller, or its Affiliates, but not Buyer or its Affiliates, have been made available to Buyer prior to execution of this Agreement.

Section 3.11 Legal and Other Compliance.

(a) Seller has in all material respects complied with all applicable Laws and Permits applicable to the RockGen Assets, including any rules or regulations set forth by MISO, FERC, MISO/IMM, NERC and those Market Behavior Rules set forth in 18 C.F.R. § 34.1, and no action suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or threatened in writing received by and directly against Seller alleging any failure to so comply. Seller has not received any written notice from any Governmental Authority that Seller is not in material compliance with any Laws and Permits applicable to the RockGen Assets or the Assumed Liabilities other than as disclosed in Section 3.11(a) of the Seller Disclosure Schedule.

(b) Other than such filings, and except as described in Section 3.11(b) of the Seller Disclosure Schedule, since January 1, 2022, Seller has filed or caused to be filed with the applicable state or local utility commissions or regulatory bodies, FERC and any other Governmental Authority with jurisdiction over Seller and the RockGen Assets, as the case may be, all material forms, statements, reports, and documents (including all exhibits, amendments and supplements thereto) required under all applicable Laws to be filed by Seller with respect to the RockGen Assets or the receipt, possession, ownership, use, maintenance and operation thereof.

(c) Other than such Permits (including any Environmental Permits) that are held or required to be held by Seller or any of its Affiliates. Seller has obtained, maintained current, and complied in all material respects with, all Permits (including any Environmental Permits) which are required for Seller to own its interest in the RockGen Assets. All such Permits are in full force and effect, are being complied with in all material respects and, to Seller’s Knowledge, no proceedings for the suspension or cancellation of any of them is pending or has been threatened in writing. Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, no written notice of violation of any such Permits has been received by Seller and remains open with the applicable Governmental Authority.

Section 3.12 Insurance. Section 3.12 of the Seller Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, operational property, machinery breakdown, environmental/pollution liability, cyber liability, and all other casualty and property insurance maintained by the Seller or its Affiliates and relating to the Facility, the Site and the RockGen Assets, their operation, employees, officers and directors (collectively, the “Seller Insurance Policies”). Such Insurance Policies are valid and binding in accordance with their terms, are in full force and effect. Seller has not failed to give any notice or present any claim of which it has actual knowledge under any such Insurance Policies in due and timely fashion. There are no outstanding unpaid claims under any such Insurance Policies, and Seller has not received written notice of cancellation or non-renewal of any such Insurance Policies. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increases with respect to or alteration of coverage under, any such Insurance Policies. Also included in Section 3.12 of the Seller Disclosure Schedule is a listing of all claims made against its Insurance Policies since January 1, 2022 along with the current status or details related to the resolution of such claims.

Section 3.13 Real Property.

(a) To Seller’s Knowledge, except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, there are no surveys, abstracts, title opinions or policies of title insurance for the Site currently in force that are in Seller’s possession.

(b) There are no pending, or threatened in writing received by Seller, condemnation or eminent domain proceedings affecting the Site or any portion thereof, and to Seller’s Knowledge, there are not currently any actions contemplated by any Governmental Authority which have or may create a lien upon the Site or any portion thereof..

(c) Seller’s use of the Site has been, and is currently, in compliance in all material respects with all applicable Law.

(d) No part of the Site is located in a governmentally recognized floodplain, flood-prone area, flood-risk area, wetland, or similarly restricted or designated area. There is no flooding, standing water, drainage problems, or other water problems on or affecting the Site.

(e) There is no existing material damage to the Site from fire, wind, floods, earthquake, expansive soils, erosion, or landslides.

(f) There (i) are no third Persons having rights to use part of the Site, other than public rights-of-way, including private rights-of-way and private easements, and pursuant to Permitted Encumbrances; (ii) is no lack of legal access or access restrictions adversely affecting Seller’s ability to operate the Facility at the Site; and (iii) are no restrictive covenants and deed restrictions adversely affecting Seller’s ability to operate the Facility at the Site.

(g) The Site is not subject to a mitigation plan required under administrative rules of the Wisconsin Department of Natural Resources.

Section 3.14 Undisclosed Liabilities. Other than such Liabilities that have been incurred by Seller, or any of its Affiliates, and except (a) as otherwise disclosed on Section 3.14 of the Seller Disclosure Schedule and (b) the Assumed Liabilities, the RockGen Assets are not subject to any material Liabilities that would be required to be accrued or reserved against in Seller’s financial statements as of the end of the most recent fiscal quarter for which such statements are available or disclosed in the notes thereto in accordance with GAAP.

Section 3.15 Assets. The Facility and Site, along with all Tangible Personal Property, all Permits held by Seller for the Facility and/or Site, all contracts and agreements to which Seller is a party with respect to the Facility and/or Site, and all other assets and properties held by or used by Seller in connection with the Facility and/or Site, including the RockGen Assets, are sufficient for the continued operation of the Facility in a substantially similar manner in which it is currently operated. Except as disclosed in Section 3.15 of the Seller Disclosure Schedule, the Facility, and all Tangible Personal Property, are in good operating condition and repair (ordinary wear and tear excepted), useable in the ordinary course of business of the Facility consistent with past practice.

Section 3.16 Nameplate Capacity. The nameplate capacity of the Facility is 503 megawatts alternating capacity.

Section 3.17 Contracts. Each Fuel Contract and Seller’s Agreement is valid and binding upon the Seller in accordance with its terms and is in full force and effect. Neither the Seller, nor, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any written notice of any intention to terminate, any such Fuel Contract or Seller Agreement. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Fuel Contract or Seller Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation of the loss of any benefit thereunder. Complete and correct copies of each Fuel Contract and Seller Agreement (including all modifications, amendments, and supplements thereto, and waivers thereunder) have been made available to Buyer.

Section 3.18 Inventory. The inventory of Seller, including the Fuel Inventories, is valued by Seller with respect to each category of inventory at the lower of cost (on a last-in, first out) or market and does not include any material amount of items which are below standard quality, damaged or spoiled, obsolete.

Section 3.19 Staffing & Employment. Seller employs sufficient employees and independent contractors of adequate skill and expertise to operate the Facility in the ordinary course of the Facility’s business consistent with past practice. With respect to Seller’s employees that perform work with respect to the Facility, Seller is, in all material respects, in compliance with all applicable Laws, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, severance, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance and the payment of social security and other employment related Taxes.

All individuals characterized and treated by Seller as independent contractors or consultants with respect to the Facility are properly treated as independent contractors under all applicable Laws. All of Seller’s employees that perform work with respect to the Facility that are classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. Every employee of Seller that performs work with respect to the Facility has current and appropriate permission to work and remain in the U.S. Seller is, with respect to its employees that perform work with respect to the Facility, in compliance with the U.S. Immigration Reform Control Act of 1985. No employee of Seller that performs work with respect to the Facility is on a visa sponsored by the Seller which visa will require continued sponsorship. A USCIS Form I-9 has been properly prepared and retained for each employee of Seller that performs work with respect to the Facility.

Section 3.20 Brokerage Fees and Commissions. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Buyer that all of the following are true and correct as of the Effective Date, except as set forth in the Buyer Disclosure Schedule:

Section 4.1 Organization; Qualification. Buyer is a corporation duly formed, validly existing and in active status under the Laws of the State of Wisconsin. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer has heretofore delivered to Seller true, complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect. Buyer is qualified to conduct business in the State of Wisconsin.

Section 4.2 Authority Relative to this Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Ancillary Agreement, as applicable, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary corporate action required on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and assuming that this Agreement constitutes a valid and binding agreement of Seller, and subject to the receipt of Buyer’s Required Regulatory Approvals and Seller’s Required Regulatory Approvals, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).

Section 4.3 Consents and Approvals; No Violation.

(a) Subject to the receipt of the third-party consents set forth on Section 4.3(a) of the Buyer Disclosure Schedule and the Buyer’s Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by Buyer nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder (a “Buyer Material Adverse Effect”), or (iii) violate or conflict with any Laws applicable to Buyer, which violations would have a Buyer Material Adverse Effect. Buyer has no Knowledge of any facts or circumstances that make it reasonably likely that Buyer’s Required Regulatory Approvals will not be obtained.

(b) Except for the Buyer’s Required Regulatory Approvals set forth on Section 4.3(b) of the Buyer Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated hereby which, if not obtained or made, would result in a Buyer Material Adverse Effect.

Section 4.4 Availability of Funds. Buyer has sufficient funds available to it to provide sufficient funds to pay the Purchase Price on the Closing Date and to enable Buyer to timely perform all of its obligations under this Agreement.

Section 4.5 Legal Proceedings. Except as set forth in Section 4.5 of the Buyer Disclosure Schedule, to the Knowledge of Buyer, there are no claims, actions, proceedings or investigations pending or threatened against Buyer before any arbitrator, mediator or Governmental Authority which would prohibit the performance by Buyer of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 4.6 Brokerage Fees and Commissions. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

Section 4.7 Regulation as a Utility. Buyer is a subsidiary of a “public utility holding company” as defined in the Public Utility Holding Company Act of 2005, and a public utility within the meaning of the Federal Power Act. Buyer is a public utility within the meaning of Wisconsin Statutes 196.01(5). Except with respect to local tax and zoning Laws, Buyer will not, as a result of its ownership of the RockGen Assets, be subject to regulation as a public utility or public service company (or similar designation) by any state of the United States other than Wisconsin, any foreign country or any municipality or any political subdivision of the foregoing.

Section 4.8 Independent Evaluation. Buyer is an experienced and knowledgeable utility in the electric generation business. Buyer has conducted its own independent investigation of the condition, operation and business of the RockGen Assets and the Assumed Liabilities. Buyer has solely relied on (a) the basis of its own independent investigation in connection with this Agreement and the Ancillary Agreements, (b) the express representations and warranties made by Seller in this Agreement and any Ancillary Agreement, and (c) its own expertise and legal, land, tax, engineering, and other professional counsel concerning the transactions contemplated herein, the RockGen Assets and Assumed Liabilities and the values thereof. Buyer recognizes that its investment in the RockGen Assets and Assumed Liabilities involves substantial risks. Buyer acknowledges that (i) any financial projections that may have been provided to it are based on assumptions of operating results and, therefore, represent an estimate of future results based on assumptions about certain events (many of which are beyond the control of Seller) and (ii) no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of the Facility, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective representatives. It understands that no assurances or representations can be given that the actual results of the operations of the Facility will conform to the projected results for any period.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.1 Conduct of Business Relating to the RockGen Assets.

(a) Except as contemplated in this Agreement or as described on Section 5.1(a) of the Seller Disclosure Schedule, during the period from the Effective Date to the earlier of the date of termination and the Closing Date (the “Interim Period”), Seller shall continue to own and operate the Facility in the ordinary course of business consistent with Seller’s past practices and in accordance with Prudent Utility Practices. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement, prior to the Closing Date, without the prior written consent of Buyer (unless such consent would be prohibited by Law), Seller shall not with respect to the RockGen Assets:

(i) except for Permitted Encumbrances, sell, lease (as lessor), pledge, option, mortgage, encumber, restrict, transfer or otherwise dispose of, or grant any right, or suffer to be imposed any Encumbrance with respect to, any of the material RockGen Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with past practice;

(ii) except as required by Law or GAAP, change, in any material respect, its Tax practice or policy (including making new Tax elections or changing Tax elections and settling Tax controversies not in the ordinary course of business) to the extent such change or settlement would be binding on Buyer;

(iii) fail to use its commercially reasonable efforts to (i) maintain existing relationships with MISO, suppliers, customers and others having business dealings with the RockGen Assets and (ii) otherwise to preserve the goodwill of the RockGen Assets so that such relationships and goodwill will be preserved on and after the Closing Date; or

(iv) enter into any commitment, arrangement, agreement, or otherwise become obligated, to do any of the foregoing set forth in paragraphs (i) through (iii).

(b) During the period from the Effective Date to the earlier of the date of termination and the Closing Date, Seller shall make commercially reasonable efforts to consult with Buyer prior to making any material decisions or taking any material actions in respect of the RockGen Assets.

(c) During the period from the Effective Date to the earlier of the date of termination and the Closing Date, Seller shall promptly notify Buyer of any material changes to the operation of the Facility, including any changes which would reasonably be expected to have a Material Adverse Effect.

(d) Prior to the Closing, Seller shall supplement, modify or amend the Seller Disclosure Schedule by submitting any proposed updates no later than five (5) Business Days following discovery of the need to supplement, modify or amend the Seller Disclosure Schedules in order to reflect (i) the information required to be set forth in the Seller Disclosure Schedule as to representations and warranties made by Seller with respect to any matter that would have been required to have been or would be required to be set forth in the Seller Disclosure Schedule and (ii) any matters approved by Buyer. In addition to the foregoing, in the event that Seller becomes aware of any material change to Seller’s representations or warranties provided for herein, Seller shall promptly notify Buyer of the same in writing. Notwithstanding the foregoing, (A) such Schedule updates shall not (1) affect any of Buyer’s rights to terminate the Agreement in accordance with Section 8.1, or (2) be deemed to amend and supplement the appropriate Sections of the Seller Disclosure Schedule for any purpose; provided, however, should Buyer have the ability to terminate the Agreement pursuant to Section 8.1 and elects not to do so and the Closing occurs, Buyer and the Buyer Indemnified Parties shall have no right to indemnification thereafter pursuant to this Agreement with respect to the information and disclosures set forth in any such Seller Disclosure Schedule updates.

Section 5.2 Access to Information.

(a) During the Interim Period, Seller shall (i) during ordinary business hours and upon reasonable advance written notice, give Buyer and the Buyer Representatives reasonable access to all Business Books and Records or records evidencing the Assumed Liabilities; (ii) permit Buyer and Buyer’s Representatives to make such reasonable inspections, investigations, testing and assessments related to the Facility as Buyer may reasonably request at Buyer’s sole expense; (iii) cause its officers and advisors to furnish Buyer with such financial and operating data and other information with respect to the RockGen Assets or the Assumed Liabilities as Buyer

may from time to time reasonably request; (iv) furnish Buyer with a copy of each material report or material document filed or received by Seller between the Effective Date and the Closing Date with FERC or other Governmental Authority with respect to the RockGen Assets or the Assumed Liabilities; and (v) at Buyer’s reasonable request, make available to Buyer and Buyer’s Representatives, to answer questions concerning the RockGen Assets, or the Assumed Liabilities, personnel of Seller during ordinary business hours for reasonable time periods at locations reasonably selected by Seller (such personnel shall be reasonably suited to answer questions based on the scope of their responsibilities); provided, however, that (A) any such inspections and investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the Facility, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege, and (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation not to supply, provided that in the event Seller is permitted to supply such information provided the recipient is subject to a confidentiality obligation, this exception shall not apply given the Confidentiality Agreement.

(b) Upon Buyer’s or Seller’s (as the case may be) prior written consent (which consent shall not be unreasonably withheld), Seller or Buyer (as the case may be) may provide Confidential Information of the other Party to the FERC or any other Governmental Authority having jurisdiction over the Facility or any stock exchange, as may be necessary to obtain Seller’s Required Regulatory Approvals or Buyer’s Required Regulatory Approvals, as the case may be. The disclosing Party shall seek confidential treatment for the Confidential Information provided to any such Governmental Authority and the disclosing Party shall notify the other Party as far in advance as practical of its intention to release to any Governmental Authority any such Confidential Information.

(c) In the event that a Party is requested or required by Governmental Authority to disclose any of the other Party’s Confidential Information, the Party requested or required to make the disclosure shall provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 5.2(c). If, in the absence of a protective order or other remedy or the receipt of a waiver by such other Party, the Party requested or required to make the disclosure is legally compelled to disclose the other Party’s Confidential Information to any Governmental Authority, the Party requested or required to make the disclosure may, without liability hereunder, disclose to such Governmental Authority only that portion of the other Party’s Confidential Information which is legally required to be disclosed.

(d) The Parties agree that the Confidentiality Agreement shall remain in effect until the Closing Date. The Parties further agree that after the Closing Date, the confidentiality with respect to this Agreement and the Facility will be governed by the Joint Ownership Agreement.

Section 5.3 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for Buyer’s Required Regulatory Approvals and Seller’s Required Regulatory Approvals, shall be borne by the Party incurring such costs and expenses. Nothing herein shall limit any party’s remedies in the event of a breach of the obligations contained herein or in an Ancillary Document.

Section 5.4 Further Assurances; Cooperation.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale, transfer, conveyance and assignment of the RockGen Assets and the assignment of the Assumed Liabilities or the exclusion of the Excluded Liabilities pursuant to this Agreement and to consummate and make effective the other transactions contemplated by this Agreement and the Ancillary Agreements, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder and thereunder, and including all regulatory approvals. Notwithstanding anything in the previous sentence to the contrary, Buyer shall use commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for Buyer to acquire the RockGen Assets.

(b) From time to time after the Closing Date, Seller will execute and deliver such documents to Buyer as Buyer may reasonably request, at Buyer’s expense, in order to more effectively consummate the transactions contemplated by this Agreement or to more effectively vest in Buyer title to the RockGen Assets, subject to the Permitted Encumbrances. From time to time after the Closing Date, without further consideration, Buyer will, at Seller’s expense, execute and deliver such documents to Seller as Seller may reasonably request in order to evidence Buyer’s assumption of the Assumed Liabilities.

(c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract or agreement or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or be ineffective with respect to any party thereto. To the extent that Seller’s rights under any contract or agreement may not be assigned without the consent of another Person, Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent as promptly as possible prior to the Closing. Seller and Buyer shall cooperate and shall each use commercially reasonable efforts for a reasonable period of time after the Closing to obtain an assignment of such contract or agreement to Buyer. In the event that any such consent to assignment has not been obtained, the Parties agree to proceed under this Agreement to the extent permissible. Without in any way limiting Seller’s obligation to obtain all necessary consents and waivers necessary for the sale, transfer, assignment and delivery of the contracts and the RockGen Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent prior to the Closing, Seller shall cooperate with Buyer following the Closing in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such contracts, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require.

Section 5.5 Public Statements. Except as set forth on Schedule 5.5, no Party shall, issue or make, or allow to be issued or made, any press release or make any public announcement relating to the transactions contemplated by this Agreement without the prior written approval of the other Party; provided, however, such Party may make any public disclosure it believes in good faith is required by applicable Law, or any listing agreement concerning its publicly traded securities.

Section 5.6 Consents and Approvals.

(a) In accordance with the further provisions of this Section 5.6, Buyer agrees to make a filing with the PSCW for approval of the transactions contemplated by this Agreement. The Parties agree that such filing shall expressly call to the attention of the PSCW the Parties allocation of liabilities set forth in this Agreement, including the Assumed Liabilities and Excluded Liabilities, and request that the PSCW find, in its order approving this Agreement and the transaction contemplated hereby, that such allocation of liabilities, including the Assumed Liabilities and Excluded Liabilities, is prudent and in public interest.

(b) Within sixty (60) days after the Effective Date, Buyer shall make the filing with the PSCW as described in Section 5.6(a). Within sixty (60) days following the PSCW Filing Date, Buyer and Seller, as applicable, shall make the filings listed on Section 5.6(b) of the Seller Disclosure Schedule (other than the PSCW approval filing). In fulfilling their respective obligations under this Section 5.6(b), Buyer and Seller shall each use commercially reasonable efforts to effect or cause to be effected any such filings within such applicable period. No later than ten (10) days prior to submitting any application contemplated by this Section 5.6(b), the submitting Party shall provide a draft of such application to the other Parties for review and comment and the submitting Party shall in good faith consider any revisions reasonably requested by the reviewing Parties. Each Party will bear its own costs of the preparation and review of any such filings; provided that Buyer will be responsible for any fees and costs imposed by the PSCW with respect to such filings.

(c) As promptly as practicable after the PSCW Filing Date, but no later than sixty (60) days after Buyer supplies to Seller all of the information regarding Buyer that is required to be included in the application described in this Section 5.6(c), Seller and Buyer shall jointly prepare as co-applicants, and Seller shall file with FERC, an application for approval of this transaction under Section 203 of the Federal Power Act. In fulfilling their respective obligations set forth in this Section 5.6(c), Seller and Buyer shall use their commercially reasonable efforts. No later than ten (10) days prior to submitting any such application with FERC, Seller shall submit such application to Buyer for review and comment and Seller shall consider any revisions reasonably requested by Buyer. Seller and Buyer shall respond promptly to all requests from FERC or its staff for additional information regarding such application and use their respective commercially reasonable efforts to participate in any hearings, settlement proceedings or other proceedings ordered by FERC with respect to the application. Each Party will bear its own costs of preparation and review of such filings; provided that Seller will be responsible for any fees required for filing such application with FERC.

(d) Seller and Buyer shall cooperate with each other, as promptly as practicable after the Effective Date (but for any the submission of any applications, notices, petitions and filings, following the PSCW Filing Date) to (i) prepare and make with FERC or any other Governmental Authority having jurisdiction over Seller, Buyer or the RockGen Assets, all necessary filings required to be made with respect to the transactions contemplated hereby (including those specified above), (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use commercially reasonable efforts to obtain the transfer or reissuance to Buyer of all necessary Permits, Environmental Permits, consents, approvals and authorizations of all Governmental Authorities, and (iv) use commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement (including Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, contract, lease or other instrument to which Seller or Buyer is a party or by which any of them is bound. The Parties shall respond promptly to any requests for additional information made by such agencies, use their respective commercially reasonable efforts to participate in any hearings, settlement proceedings or other proceedings ordered with respect to the applications, and use their respective commercially reasonable efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and review of any such filing. Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

(e) Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits (other than Transferable Permits) effective as of the Closing Date. Seller shall reasonably cooperate with Buyer’s efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Seller or the procurement of any other Permit or Environmental Permit when so requested by Buyer to the extent such transfer, reissuance or procurement is required by Law in order for Buyer to own the RockGen Assets. In the event that Buyer is unable, despite its commercially reasonable efforts, to obtain such transfer or reissuance of one or more of the Permits or Environmental Permits as of the Closing Date, Buyer may use the applicable Permit or Environmental Permit issued to Seller, if any, provided (i) such use is not unlawful, (ii) Buyer notifies Seller prior to the Closing Date, (iii) Buyer continues to make commercially reasonable efforts to obtain a transfer or reissuance of such Permit or Environmental Permit after the Closing Date, and (iv) Buyer reimburses Seller for any costs or Liabilities incurred by Seller in connection with such use by Buyer.

(f) No later than sixty (60) days after the PSCW Filing Date, Seller agrees to provide notice to RUS of this Agreement and the transactions contemplated hereby, and to do all other things necessary, as required pursuant to the RUS Loan Contract with respect to the consummation of the transactions contemplated by this Agreement. At Seller’s reasonable request, Buyer will assist and cooperate with Seller in providing such notice to the RUS. In addition, following the PSCW Filing Date Seller will use its commercially reasonable efforts to obtain in connection with Closing, from the trustee or lenders under Seller’s Indenture, an acknowledgement and non-disturbance, attornment or similar agreement with respect to the operation of the Facility and Buyer’s ownership of the RockGen Assets following Closing.

(g) No later than sixty (60) days after the issuance by the PSCW of either a Notice of Investigation or Notice of Hearing under Wis. Stat. s. 196.49(5r), Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the U.S. Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended, with respect to the transactions contemplated hereby. The Parties shall use their respective commercially reasonable efforts to respond promptly to any requests for additional information made by such agencies, and to cause the applicable waiting period under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Seller will pay all filing fees payable under the HSR Act, but each Party shall bear its own costs and expenses of the preparation of any such filing and any such response.

Section 5.7 Tax Matters.

(a) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of Seller. Seller will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns or other documentation. Prior to the Closing Date, Seller will provide to Buyer, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority, and the Parties shall comply with all requirements and use commercially reasonable efforts to secure applicable sales tax exemptions for the transactions contemplated by this Agreement.

(b) With respect to Taxes to be prorated in accordance with Section 2.4, Buyer shall cause to be prepared and timely filed all Tax Returns required to be filed on and after the Closing Date with respect to the RockGen Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer’s preparation of any such Tax Returns shall be subject to Seller’s approval to the extent that such Tax Returns relate to any period, allocation or other amount for which Seller is responsible, which approval shall not be unreasonably withheld, conditioned or delayed. No later than fifteen (15) Business Days prior to the due date of any such Tax Return, Buyer shall make such Tax Return available for Seller’s review and approval. Seller shall respond no later than ten (10) Business Days prior to the due date for filing such Tax Return. With respect to such Tax Return, Seller shall, no later than five (5) Business Days prior to the due date for filing such Tax Return, pay to Buyer its appropriate share of the amount shown as due on the Tax Returns determined in accordance with Section 2.4 of this Agreement.

(c) Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes with respect to the RockGen Assets or effectuating the terms of this Agreement, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. The Party requesting assistance hereunder shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance. Any information obtained pursuant to this Section 5.7 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be subject to the provisions of the Confidentiality Agreement and shall be treated as Confidential Information.

(d) In the event that a dispute arises between Seller and Buyer as to the preparation or the reporting of any material item on a Tax Return to be filed by Buyer or the allocation of such Taxes between Seller and Buyer, the Parties shall attempt in good faith to resolve such dispute, and any agreed amount shall be paid to the appropriate Party within ten (10) Business Days of the date on which the Parties reach agreement. If a dispute is not resolved within thirty (30) days of a Party having provided the other Party written notice of a dispute, the Parties shall submit the dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the Parties in writing, within thirty (30) days after such submission, upon such disputed amount, and such written report shall be final, conclusive and binding on the Parties. The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall make findings only with respect to the remaining disputes so submitted to it (and not by independent review). Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne pro rata based on award. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made in full within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate. Submission of a dispute to the Independent Accounting Firm shall not relieve any Party from any obligation under this Agreement to timely file a Tax Return or pay a Tax.

Section 5.8 Advice of Changes. Prior to the Closing Date, each Party may advise the other in writing of any change or discovery occurring after the Effective Date that would constitute a material breach of any representation, warranty or covenant of the advising Party under this Agreement. If a Party advises the other Party of any such matter with respect to a material breach of the advising Party, the other Party shall have the right to terminate this Agreement in accordance with and subject to the provisions of Sections 8.1(e) or (f) as the case may be. If a Party fails to exercise its termination right, the written notice under this Section 5.8 shall be deemed to have amended this Agreement, including the appropriate schedule, and to have qualified the applicable representations and warranties contained in Articles III and IV.

Section 5.9 Time is of the Essence. Buyer and Seller mutually agree that time is of the essence in this Agreement and every provision hereof in which time is an element. No extension of time for performance of any obligations or acts shall be deemed an extension of time for performance of any other obligations or acts except as expressly provided herein. If any date for performance of any of the terms, conditions or provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next Business Day thereafter.

Section 5.10 Exclusivity. From the Effective Date until the earlier of Closing and an earlier termination of this Agreement pursuant to Article VIII, Seller shall not take, nor shall it permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller) to take any action to initiate, solicit, negotiate, or accept any offer or inquiry from any Person to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, the sale of any of the RockGen Assets to any Person other than Buyer or its Affiliates.

Section 5.11 WAIVER. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III AND IV ARE EXCLUSIVE, AND EACH PARTY EXPRESSLY DISCLAIMS AND NEGATES, AND NEITHER PARTY HAS RELIED UPON, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING WITH RESPECT TO: (A) THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE DATA, INFORMATION AND MATERIALS FURNISHED (WHETHER ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING, IN ANY DATA ROOM OR BY ANY OTHER MEDIUM) AT ANY TIME; (B) TITLE; (C) COMPLIANCE WITH APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS); (D) THE ENVIRONMENTAL CONDITION OF ANY ASSET; (E) ANY WARRANTY OF FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT; (F) THE OPERATION OF ANY ASSET OR THE USE, COST OR PROFITABILITY OF ANY ASSET, INVESTMENT OR OTHERWISE; (G) QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS; OR (H) WHETHER ANY CONSENT WILL BE OBTAINED, AND THE ACQUIRED INTERESTS, THE COMPANIES AND THE ASSETS OF THE COMPANIES ARE “AS IS, WHERE IS” AND WITH ALL FAULTS. WITHOUT LIMITING THE FOREGOING IN THIS SECTION 5.11, BUYER ACKNOWLEDGES AND AGREES THAT IT HAS RELIED SOLELY UPON THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III AND HAS NOT RELIED ON ANY STATEMENTS OR OPINIONS OF SELLER OR ITS REPRESENTATIVES.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction or (to the extent permitted by Law) waiver by Buyer and Seller on or prior to the Closing Date of the following conditions:

(a) No action, proceeding, preliminary or permanent injunction or Law or Governmental Order shall be in effect which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and

(b) Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

Section 6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or (in Buyer’s sole discretion) waiver on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Seller set forth herein shall be true and correct in all material respects (provided that if such representation or warranty is subject to a Material Adverse Effect, or other materiality threshold, such representation or warranty shall be true and correct in all respects) as though made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

(b) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

(c) the Buyer’s Required Regulatory Approvals shall have been obtained in form and substance reasonably acceptable to Buyer in its sole and absolute discretion and shall have become Final Orders and shall be in full force and effect;

(d) No Material Adverse Effect shall have occurred and be continuing;

(e) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, the conditions set forth in Section 6.3(a) and (b) have been satisfied by Seller; and

(f) Seller shall have delivered at Closing to Buyer (i) as applicable, executed Ancillary Agreements and each such Ancillary Agreement shall be in full force and effect, and (ii) all other closing deliverables required by Section 2.6.

Section 6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or (in Seller’s sole discretion) waiver on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Buyer herein shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have a Buyer Material Adverse Effect;

(b) Buyer shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement and the Ancillary Agreements which are required to be performed and complied with by such Party on or prior to the Closing Date;

(c) the Seller’s Required Regulatory Approvals shall have been obtained in form and substance reasonably acceptable to Seller in its sole and absolute discretion and shall have become Final Orders and shall be in full force and effect;

(d) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, the conditions set forth in Sections 6.2(a) and (b) have been satisfied by such Party; and

(e) Buyer shall have delivered at Closing to Seller (i) as applicable, executed Ancillary Agreements and each such Ancillary Agreement shall be in full force and effect, and (ii) all other closing deliverables required by Section 2.7.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival. The representations and warranties set forth in Article III and Article IV shall expire on the date that is eighteen months following the Closing Date, except as to (a) Sections 3.1 (Organization), 3.2 (Authority Relative to this Agreement), 3.3 (Consents and Approvals; No Violation), 3.4 (Title and Related Matters), and 3.15 (Brokerage Fees and Commissions), 4.1 (Organization; Qualification), 4.2 (Authority Relative to this Agreement), 4.3 (Consents and Approvals; No Violation) and 4.6 (Brokerage Fees and Commissions) (collectively, the “Fundamental Representations”), which shall survive the Closing until the expiration of the applicable statute of limitations (including any relevant extensions), plus thirty (30) days, and (b) Section 3.8 (Tax Matters) which will survive the Closing and expire on the date that is thirty (30) days following the expiration of the applicable statute of limitations with respect thereto. The covenants and agreements of the Parties contained in this Agreement shall survive until performed unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

Section 7.2 Indemnification.

(a) Indemnification by Buyer. Subject to the other provisions of this Article VII, from and after the Closing, Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses suffered, incurred or sustained by any Seller Indemnified Party, resulting from, arising out of or due to (i) the breach of any representation or warranty of Buyer contained in this Agreement or certificate delivered by Buyer under this Agreement; (ii) the Assumed Liabilities and third party claims arising out of the Assumed Liabilities, to the extent not caused by Seller; (iii) any breach by Buyer of any covenant, agreement or obligation of Buyer contained in this Agreement or any certificate required to be delivered by Buyer pursuant to this Agreement; (iv) any fraudulent breach of representation or warranty by Buyer contained in this Agreement inducing Seller to proceed to a Closing and causing any Seller Indemnified Party to suffer Losses; and (v) enforcing the indemnification rights of Seller pursuant to this Article VII.

(b) Indemnification by Seller. Subject to the other provisions of this Article VII, from and after the Closing, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses suffered, incurred or sustained by any Buyer Indemnified Party, resulting from, arising out of or due to (i) the breach of any representation or warranty of Seller contained in this Agreement, any certificate delivered by Seller under this Agreement; (ii) the Excluded Liabilities and third party claims arising out of the Excluded Liabilities; (iii) any breach by Seller of any covenant, agreement or obligation of Seller contained in this Agreement or any certificate required to be delivered by Seller pursuant to this Agreement; (iv) fraudulent breach of representation or warranty by Seller contained in this Agreement inducing Buyer to proceed to a Closing and causing any Buyer Indemnified Party to suffer Losses; and (v) enforcing the indemnification rights of Buyer pursuant to this Article VII.

Section 7.3 Limitations on Indemnification and Liability.

(a) The expiration or termination of any covenant, agreement, representation or warranty shall not affect the Parties’ obligations under this Article VII if the Indemnified Party provided the Indemnifying Party with a proper Claim Notice or Indemnity Notice, as applicable, for which indemnification is sought prior to such expiration, termination or extinguishment.

(b) Except to the extent otherwise provided in Article IX, the rights and remedies of Seller and Buyer set forth in this Article VII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, under applicable Law, whether at common law or in equity, including for declaratory, injunctive or monetary relief, in each case, with respect to any indemnifiable Loss.

(c) Notwithstanding any provisions in this Agreement to the contrary, each Party to this Agreement shall retain its remedies at law or in equity with respect to fraud and willful, knowing and intentional misrepresentations or breaches of this Agreement.

(d) The rights and obligations of indemnification under this Article VII shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including to breach or alleged breach by the Indemnified Party of any representation, warranty, covenant or agreement contained in this Agreement.

(e) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY WILL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFIT, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT including diminution in value or cost of purchased or replacement power; provided, however, that such limitation shall not apply in the event that any such damages are recovered by a third party.

(f) Notwithstanding anything to the contrary contained in this Agreement, except for fraud, no amounts shall be payable as a result of any claim in respect of a Loss arising under Section 7.2(a)(i) or Section 7.2(b)(i): (i) unless and until the aggregate amount (without duplication) of Losses suffered or incurred by all Seller Indemnified Parties or Buyer Indemnified

Parties, as the case may be, with respect to all such matters, in the aggregate, equals or exceeds one half of one percent (0.5%) of the Purchase Price in which event Seller or Buyer, as applicable, shall be liable for all Losses incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, in excess of such threshold; and (ii) to the extent that the total amount paid by an Indemnifying Party exceeds ten percent (10%) of the Purchase Price in the aggregate; provided, however, that the limitations set forth in this Section 7.3(f) will not apply to claims asserted by a Party for breaches of the other Party’s Fundamental Representations.

(g) Notwithstanding anything to the contrary herein contained in this Agreement and except for fraud, no amounts shall be payable by Seller as a result of any claim for Losses by the Buyer Indemnified Parties to the extent that the total amounts paid would exceed the Purchase Price (including any adjustments pursuant to Section 2.3) actually paid by Buyer to Seller.

(h) Seller and Buyer each agree, to the extent required under applicable Law, to take commercially reasonable efforts to mitigate any Loss for which any Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, may be entitled to indemnification hereunder upon becoming aware of any event which would reasonably be expected to, or does, give rise to any such Loss.

Section 7.4 Claims for Indemnification. All claims for indemnification by any Indemnified Party under Section 7.2 will be asserted and resolved as follows:

(a) Any claim by an Indemnified Party on account of a Loss which does not constitute a Third-Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party written notice thereof (an “Indemnity Notice”), stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, of such Loss and the Indemnifying Party shall have a period of twenty (20) Business Days within which to respond to such Direct Claim. A failure to give timely notice or to timely respond as provided in this Section 7.4(a) shall not affect the rights or obligations of any Party hereunder except to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually and materially prejudiced as a result of such failure.

(b) In the event that any written claim or demand for which an Indemnifying Party may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than fifteen (15) days following such Indemnified Party’s receipt of such claim or demand (including a copy of any related written third party demand, claim or complaint) (the “Claim”), deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall not be relieved of its obligations to indemnify the Indemnified Party with respect to such Claim if the Indemnified Party fails to timely deliver the Claim Notice unless the Indemnifying Party is actually and materially prejudiced thereby. If a Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled and then only to the extent thereof to participate therein at its sole cost and expense. The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against any such Claim. Where an Indemnifying Party has elected to participate in the defense of a third party claim, neither the Indemnifying Party, on the one hand, nor the Indemnified Party, on the other hand, shall admit liability to, or settle, compromise or discharge any such Claim without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed. In the event the Indemnifying Party elects not to participate in the defense of such Claim, the Indemnified Party shall defend against such Claim in good faith and in a commercially reasonable manner at the cost and expense of the Indemnifying Party.

(c) In the event of any claim for indemnity under Section 7.2(b), Buyer agrees to give Seller and its Representatives reasonable access to the books and records and employees of Buyer in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article VII.

(d) In the event of any claim for indemnity under Section 7.2(a), Seller agrees to give Buyer and its Representatives reasonable access to the books and records and employees of Seller in connection with the matters for which indemnification is sought to the extent Buyer reasonably deems necessary in connection with its rights and obligations under this Article VII.

Section 7.5 Insurance Offset. No Indemnified Party shall be obligated to make a claim against any insurance policy as a pre-requisite to making a claim for indemnification hereunder. Each Indemnified Party may treat the indemnification obligations of another Person hereunder as the primary source of remedy for claims covered by the provisions hereunder. Notwithstanding the foregoing, in the event that an Indemnified Party does receive insurance proceeds or indemnity, contribution or similar payments prior to being indemnified, held harmless and reimbursed under Section 7.2(a) or Section 7.2(b), as applicable, with respect to such Losses, the payment by an Indemnified Party under this Article VII with respect to such Losses shall be reduced by the net amount of such insurance proceeds, or indemnity, contribution or similar payments to the extent related to such Losses, less reasonable attorney’s fees and other costs and expenses, including any self-insured retention or deductible, incurred in connection with such recovery. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.

Section 7.6 Exclusive Remedies. After the Closing, to the extent permitted by Law, and except as provided in Section 5.7 and except for fraud, intentional misrepresentation or willful misconduct, the indemnities set forth in this Article VII shall be the sole and exclusive remedies of the Parties and their respective Representatives with respect to (i) any nonfulfillment or failure to perform, or have performed, any covenant or agreement contained in this Agreement and (ii) the Assumed Liabilities or the Excluded Liabilities, as applicable. The indemnities set forth in this Article VII apply only to matters arising out of this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller or Buyer, if any Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and made final or non-appealable;

(c) by Seller or Buyer, if the Closing shall not have occurred on or before December 31, 2027; provided, that if on December 31, 2027 the condition to the Closing set forth in Sections 6.2(c) or 6.3(c) of this Agreement shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then Seller or Buyer may not terminate this Agreement pursuant to this Section 8.1(c) unless the Closing shall not have occurred on or before September 30, 2028; provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the applicable date specified above;

(d) by Buyer, if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement or any Ancillary Agreement and such violation or breach (i) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Seller (or by Buyer in the case of notice by Seller pursuant to Section 5.8 of this Agreement) of written notice specifying particularly such violation or breach (provided that in the event Seller is attempting in good faith to cure the violation or breach, then Buyer may not terminate pursuant to this provision unless the violation or breach is not cured by the earlier of the Closing Date or the applicable termination date under Section 8.1(c)), and (ii) has not been waived by Buyer;

(e) by Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement or any Ancillary Agreement and such violation or breach is not (i) cured by the earlier of the Closing Date or thirty (30) days after receipt by Buyer (or by Seller in the case of notice by Buyer pursuant to Section 5.8 of this Agreement) of written notice specifying particularly such violation or breach (provided that in the event Buyer is attempting to cure the violation or breach in good faith, then Seller may not terminate pursuant to this provision unless the violation or breach is not cured by the earlier of the Closing Date or the applicable termination date under Section 8.1(c)), and (ii) has not been waived by Seller;

(f) by Buyer if any of Buyer’s Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 6.2(c), shall have been (i) denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Buyer or (ii) shall have been obtained but on terms not otherwise in accordance with the conditions as set forth in Section 6.2(c) regarding the reasonable acceptability thereof;

(g) by Seller if any of the Seller’s Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section

6.3(c), shall have been (i) denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Seller or (ii) shall have been obtained but on terms not otherwise in accordance with the conditions as set forth in Section 6.3(c) regarding the reasonable acceptability thereof;

(h) by Buyer in the event that a Material Adverse Effect occurs prior to the Closing, is continuing at the time of such termination, and cannot reasonably be removed by Seller prior to Closing; and

(i) by Seller, on the one hand, or Buyer, on the other hand, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; and (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated by this Agreement or by any Ancillary Agreement.

Section 8.2 Effect of Termination. In the event a Party terminates this Agreement pursuant to Section 8.1, this Agreement shall immediately become void and there shall be no liability on the part of any Party, except as set forth in Article I, Sections 5.2(c), (d) and, Section 5.3, Section 5.5, and Article IX; provided, however, that nothing in this Agreement shall relieve a Party from liability for any intentional or willful breach of or intentional or willful failure to perform under this Agreement.

Section 8.3 Waiver. At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. The waiver by a Party of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at the following address (or at such other address for a Party as shall be specified by like notice):

(a) if to Seller, to:

Dairyland Power Cooperative
3200 East Ave. S.

La Crosse, WI 54601

Attention: Kevin Nordt
Email: Kevin.Nordt@dairylandpower.com

with a copy (which copy shall not constitute notice) to:

Dairyland Power Cooperative
3200 East Ave. S.
La Crosse, WI 54601
Attention: Joyce Peppin
Email: joyce.peppin@dairylandpower.com

and

Fredrikson & Byron

44 East Mifflin Street

Suite 1000

Madison, WI 53703-2800

Attention: Justin W. Chasco

Email: jchasco@fredlaw.com

(b) if to Buyer, to:

Madison Gas and Electric Company
PO Box 1231

Madison WI 53701-1231
Attention: Scott Smith
Email: ssmith@mge.com

with a copy (which copy shall not constitute notice) to:

Madison Gas and Electric Company
PO Box 1231

Madison WI 53701-1231
Attention: Legal
Email: gmurray@mge.com

and

DeWitt, LLP
25 W. Main Street, Suite 800

Madison, WI 53703

Attention: Brody C. Richter
Email: bcr@dewittllp.com

Section 9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of Wisconsin (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.3 Jurisdiction; WAIVER OF JURY TRIAL.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Western District of Wisconsin, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, provided that in the event any such court is not required to and will not accept such jurisdiction, then the Parties hereby irrevocably submit to the exclusive jurisdiction of the Wisconsin District Court for Dane County, Wisconsin, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 hereof or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(b).

Section 9.4 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions. of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

Section 9.5 Change in Law. If and to the extent that any Law governing any aspect of this Agreement shall change so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

Section 9.6 No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, neither Party is or shall act as or be the agent or representative of the other Party.

Section 9.7 Bulk Sales Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk sales Laws of any jurisdiction in connection with the transactions contemplated hereby.

Section 9.8 Entire Agreement. This Agreement, the Confidentiality Agreement, the Environmental Liability Agreement and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and shall supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

Section 9.9 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item is reasonably apparent on its face that such disclosure is applicable to the section of the Schedules. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Succession and Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, by operation of law or otherwise, without the prior written consent of each other Party, nor is this Agreement intended (except as specifically provided in Section 7.2) to confer upon any Person other than the Parties any rights, interests, obligations or remedies hereunder. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder. Notwithstanding the foregoing: Buyer may, without the written consent of any Party hereto, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates, provided that Buyer will nonetheless remain liable for all of the Buyer’s obligations hereunder. In the event Buyer assigns this Agreement pursuant to this Section 9.11, such assignee shall be defined as “Buyer,” for all purposes hereunder thereafter.

Section 9.12 Amendment and Modification. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by a written instrument signed by Seller and Buyer.

Section 9.13 Counterparts; Facsimile; PDF. This Agreement may be executed in two or more counterparts (including by means of electronic signatures), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

[Signature Page Follows.]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

mADISON GAS AND ELECTRIC COMPANY

By:_/s/Jeff M. Keebler_________________
Name: Jeff M. Keebler

Title: Chairman, President & CEO

SELLER:

DAIRYLAND POWER COOPERATIVE

By:_/s/Brent Ridge____________________
Name: Brent Ridge
Title: President and Chief Executive Officer

[Signature Page to Asset Sale Agreement]

EXHIBIT A

[Omitted]

EXHIBIT B

[Omitted]

EXHIBIT C

[Omitted]